Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-179034 on Form F-1 of our report dated March 14, 2012, relating to the consolidated financial statements of GasLog Ltd. and subsidiaries as of December 31, 2010 and 2011 and for the three years in the period ended December 31, 2011 and the related financial statement schedule appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such prospectus.

/s/Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

March 14, 2012